Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

ALFA CORPORATION AND SUBSIDIARIES

(As of December 31, 2006)

Alfa Corporation (a Delaware corporation)

Alfa Insurance Corporation (an Alabama corporation)
Alfa General Insurance Corporation (an Alabama corporation)
Alfa Vision Insurance Corporation (an Alabama corporation)
Alfa Life Insurance Corporation (an Alabama corporation)
Alfa Financial Corporation (an Alabama corporation)
The Vision Insurance Group, LLC (a Tennessee limited liability company)
Alfa Agency Mississippi, Inc. (a Mississippi corporation)
Alfa Agency Georgia, Inc. (a Georgia corporation)
Alfa Benefits Corporation (an Alabama corporation)